KPMG LLP

Aon Center

Suite 5500

200 E. Randolph Street

Chicago, IL 60601-6436

April 4, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Nuveen Preferred Securities & Income Opportunities Fund (formerly, Nuveen Preferred and Income Term Fund) (the Fund) and, under the date of September 27, 2024, we reported on the financial statements of the Fund as of and for the years ended July 31, 2024, and July 31, 2023. On October 24, 2024, our appointment as independent public accountant was terminated.

We have read the statements made by the Fund under the heading “Important Notices - Changes in Independent Registered Public Accounting Firm” in Item 1 of Form N-CSR dated April 4, 2025, and we agree with such statements, except we are not in a position to agree or disagree with the Fund’s statement in section b under the heading “Important Notices - Changes in Independent Registered Public Accounting Firm” in Item 1 of Form N-CSR.

Very truly yours,